EXHIBIT (2)


              ASSIGNMENT OF LICENSE AND DISTRIBUTION AGREEMENT


          WHEREAS, on or about September 29, 1995 Farberware Inc., a Delaware corporation now known as Bruckner Manufacturing Corp. (the "Company") and Meyer Marketing Company Ltd., a British Virgin Islands corporation ("Assignee") entered into a License and Distribution Agreement with respect to aluminum non-stick cookware encompassing gauges of from 4 to 10 and colored exteriors (the "Meyer Marketing License") and a supplemental letter with respect to twelve gauge aluminum products and polished aluminum products (the "Side Letter"); and
          WHEREAS, on April 2 1996 Far-B Acquisition Corp., a Delaware corporation now known as Farberware Inc. ("Assignor") acquired all of the interests of the Company in and to the Meyer Marketing License and the Side Letter pursuant to an Asset Purchase Agreement dated February 2, 1996; and
          WHEREAS, on May 3, 1996, Syratech Corporation, a Delaware corporation that is the parent of the Assignor, and the Assignor entered into an agreement (the "May 1996 Agreement") with the Assignee pursuant to which the Assignor agreed, inter alia, (i) to grant a long-term license (the "1996 License") to the Assignee which encompasses Cookware and Bakeware Products generally and therefore includes the right to manufacture market and distribute the products that are the subject of the Side Letter; and (ii) to assign to the Assignee the Meyer Marketing License; and


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          WHEREAS,  all conditions to the obligations of the Assignor to grant the 1996 License and effect the assignment to which reference is made in the next preceding recital have been met;
          NOW THEREFORE, in consideration of the transactions described in the May 1996 Agreement and other good and valuable consideration each to the other in hand given and the receipt and sufficiency of which are hereby acknowledged, the undersigned parties hereby agree as follows:

         1. The Assignor hereby assigns to the Assignee all of the right title and interest of the Assignee in and to the Meyer Marketing License, intending by such assignment irrevocably and forever to transfer to and vest in the Assignee all right, title and interest of the Assignor and the Company (as the Assignor's predecessor-in-interest) in and to the Meyer Marketing License; provided, however, that this assignment shall not be deemed to effect an assignment of, or cancellation of the obligation to account for and pay, any unpaid royalties that shall have accrued prior to the effective date of this assignment.


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         2.     The  Side  Letter  is hereby canceled effective immediately and shall be of no further force or effect.

          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized officer as of this 27th day of June, 1996.

                         FARBERWARE INC.
                         (formerly Far-B Acquisition Corp.)


                         By:/s/ Leonard Florence
                             _______________________________
                             Name:  Leonard Florence
                             Title:    President


                         MEYER MARKETING COMPANY LTD.



                         By:/s/ Robert A. Rae
                             ______________________________
                             Name:  Robert A. Rae
                             Title     President